EXHIBIT 2.2

ASSET CONTRIBUTION AGREEMENT

THIS ASSET CONTRIBUTION AGREEMENT (the “Agreement”) is made as of November 10, 2014, by and between Invisa, Inc., a Nevada corporation (“Invisa”), and UEP Holdings, LLC, a Delaware limited liability company (the “Company; Invisa and the Company being jointly referred to as the “Parties” and individually as a “Party”).

RECITALS

A.          Invisa (defined terms used in these recitals have the meanings given to them in Section 1) is engaged in, among other things, the operation the Invisa Contributed Assets;

B.          Invisa owns all of the ordinary common membership interests in the Company.

NOW THEREFORE, in consideration of the mutual covenants, agreements and promises herein contained, the Parties hereby agree as follows:

ARTICLE 1

FORMATION OF COMPANY; CONTRIBUTION OF CAPITAL; OWNERSHIP INTERESTS

2.1        Formation of the Company. The Company has been formed as a direct wholly-owned subsidiary of Invisa by filing the Certificate of Formation with the Secretary of State of the State of Delaware and any other required documents with such other applicable Governmental Authorities as Invisa has determined.

2.2        Contribution of Capital. Subject to the terms and conditions hereof, on the date hereof Invisa shall transfer certain of its assets, subject to certain liabilities, as set forth on Exhibit A to this Agreement (the “Contributed Assets”) to the Company.

2.3        Ownership Interests. In consideration of the transfer under Section 2.2, Invisa shall receive 24,000 of the common membership interests in the Company (the “Ownership Interests”).

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ARTICLE 2

REPRESENTATIONS AND WARRANTIES

3.1          Representations and Warranties of Invisa.

(a)       Authorization. Invisa has the requisite power and authority necessary to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance of this Agreement by Invisa and the consummation of the transactions contemplated hereunder and thereunder have been duly and validly authorized. This Agreement constitutes the valid and legally binding obligation of Invisa, enforceable in accordance with its terms except as may be limited by (a) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (b) the effect of rules of law governing the availability of equitable remedies.

(b)       No Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will not result in a breach of, or constitute a default under, or give rise to any right or cause of action under, any contractual obligations of Invisa. No approval, consent, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any Governmental Authority or any other Person, including, without limitation, any party to any contractual obligation of such Party, is required to be made by or on behalf of Invisa in connection with the execution, delivery or performance by Invisa of this Agreement and the consummation of the transactions contemplated hereunder.

(c)       Assets and Liabilities. Invisa hereby transfers to the Company the Contributed Assets as a contribution to the Company’s capital.

(d)       Acquisition for Own Account. The Ownership Interests to be received by Invisa hereunder will be acquired for investment for its own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the 1933 Act, and Invisa has no present intention of selling, granting any participation in, or otherwise distributing the same.

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3.2          Representations and Warranties of the Company.

(a)       Prior History of the Company. The Company hereby represents that the Company has not engaged in any business prior to the date hereof and that the Company has had no assets or liabilities prior to receipt of the Contributed Assets.

(b)       Enforceability. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, and binding obligation of such Party, enforceable against the Company in accordance with its terms except as may be limited by (a) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (b) the effect of rules of law governing the availability of equitable remedies. The Company has the full right, power, authority and capacity to execute and deliver this Agreement and to perform his obligations under this Agreement.

(c)       No Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will not result in a breach of, or constitute a default under, or give rise to any right or cause of action under, any contractual obligations of the Company. No approval, consent, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any Governmental Authority or any other Person, including, without limitation, any party to any contractual obligation of the Company, is required to be made by or on behalf of such Party in connection with the execution, delivery or performance by the Company of this Agreement and the consummation of the transactions contemplated hereunder.

ARTICLE 4

COVENANT OF THE COMPANY

The Company hereby assumes all of the liabilities included in the Contributed Assets and agrees to honor all obligations of Invisa that Invisa has transferred to it.

ARTICLE 5

GENERAL PROVISIONS

5.1          Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the Parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. No Party may assign its rights duties or obligations hereunder without the prior written consent of the other Parties hereto.

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5.2          Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Florida, without giving effect to that body of laws pertaining to conflict of laws. The Parties agree that any action brought by any Party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each Party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in the State of Florida, County of Hillsborough.

5.3          Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

5.4          Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.

5.5          Notices. Any and all notices required or permitted to be given to a Party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such Party sufficient notice under this Agreement upon receipt if delivered as follows: (a) in person; (b) addressed to the other Party at its facsimile number specified herein (or hereafter modified by subsequent notice to the Parties hereto); (c) by an express overnight courier, with proof of delivery from the courier requested; or (d) by certified United States mail (return receipt requested). All notices for delivery outside the United States will be sent by facsimile or by express courier. All notices not delivered personally or by facsimile will be sent with postage and/or other charges prepaid and properly addressed to the Party to be notified at the address or facsimile number as follows, or at such other address or facsimile number as such other Party may designate by one of the indicated means of notice herein to the other Parties hereto as follows: if to Invisa or the Company, to such Party marked “Attention: Chief Executive Officer”, at 1800 2nd Street, Suite 965, Sarasota, FL 34236.

5.6          Expenses. Each Party shall be responsible for the payment of its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of such Party’s counsel and advisors.

5.7          Amendments and Waivers. Any term of this Agreement may be amended or waived with the written consent of the Parties hereto.

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5.8          Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the Parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the forgoing, if the value of this Agreement based upon the substantial benefit of the bargain for any Party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both Parties agree to substitute such provision(s) through good faith negotiations.

5.9          Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter of this Agreement, and supersedes any and all prior understandings and agreements, whether oral or written, between the Parties hereto with respect to the specific subject matter hereof.

5.10        Further Assurances. The Parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

5.11        Facsimile Signatures. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.

5.12        Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the Parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

5.13        Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

[Signature Page Follows]

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IN WITNESS WHEREOF, the below-signed have executed this Agreement as of the date set forth above.

INVISA:

INVISA, INC., a Nevada corporation

By:	/s/ Edmund King
Name:	Edmund King
Title:	CEO

THE COMPANY:

UEP HOLDINGS, LLC, a Delaware limited liability company

INVISA, INC.

By:	/s/ Edmund King
Name:	Edmund King
Title:	Member

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EXHIBIT A

CONTRIBUTED ASSETS

The Contributed Assets consist of the following assets:

Parking Gate Inventory (components and finished goods)

Trade Name (unregistered/unprotected)

Proprietary process/trade secret

Goodwill

The Contributed Assets are subject to $68,153 in accounts payable related to the Invisa Contributed Assets. (The Contributed Assets are not subject to loans payable to Centurian Investors, Inc. (“Centurian”), and contingent tax liabilities). The Contributed Assets will remain pledged to secure the obligations payable to Centurian of approximately $1,389,740: